UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/12/2008

LookSmart, Ltd.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-26357

Delaware	13-3904355
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

625 Second Street
San Francisco, CA 94107
(Address of principal executive offices, including zip code)

415-348-7000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 12, 2008, the Compensation Committee of the Company's Board of Directors approved terms for the Company's 2008 Executive Team Incentive Plan for the Company's executive officers. Under the Plan, depending upon Company performance in 2008, eligible executive team members may receive cash incentive payments. One hundred percent of the target bonus will be paid out based on Company or line of business performance criteria.

On February 12, 2008, the Compensation Committee of the Company's Board of Directors approved a 10% merit-based salary increase for Mr. Jonathan Ewert, its Ad Network General Manager to be effective February 15, 2008. With the increase, Mr. Ewert's annual base salary is $198,000. Mr. Ewert's annual bonus under the 2008 Executive Team Incentive Plan remains unchanged at 70% of his salary for performance at 100% of Plan target.

On February 12, 2008, the Compensation Committee of the Company's Board of Directors approved i) a merit-based salary increase of 5% and ii) a change in Mr. Kaufman's annual bonus under the 2008 Executive Team Incentive Plan from 60% to 70% of his salary for performance at 100% of Plan target, with the salary increases effective February 15, 2008. With the increase, Mr. Kaufman's annual base salary is $183,750.

On February 12, 2008, the Compensation Committee of the Company's Board of Directors approved a 4% merit-based salary increase for Ms. Stacey Giamalis, its Senior Vice President Legal and Human Resources, General Counsel and Secretary to be effective February 15, 2008. With the increase, Ms. Giamalis's annual base salary is $224,640. Ms. Giamalis's annual bonus under the 2008 Executive Team Incentive Plan remains unchanged at 40% of her salary for performance at 100% of Plan target.

On February 12, 2008, the Compensation Committee of the Company's Board of Directors approved a 4% merit-based salary increase for Mr. Michael Schoen, its Vice President Product to be effective February 15, 2008. With the increase, Mr. Schoen's annual base salary is $212,888. Mr. Schoen's annual bonus under the 2008 Executive Team Incentive Plan remains unchanged at 25% of his salary for performance at 100% of Plan target.

On February 12, 2008, the Compensation Committee of the Company's Board of Directors approved a 3% merit-based salary increase for Mr. Bert Knorr, its Vice President Technology to be effective February 15, 2008. With the increase, Mr. Knorr's annual base salary is $211,150. Mr. Knorr's annual bonus under the 2008 Executive Team Incentive Plan remains unchanged at 25% of his salary for performance at 100% of Plan target.

On February 12, 2008, the Compensation Committee of the Company's Board of Directors approved a 2% merit-based salary increase for Mr. Brian Gibson, its Principal Accounting Officer and acting Chief Financial Officer to be effective February 15, 2008. With the increase, Mr. Gibson's annual base salary is $204,000. Mr. Gibson's annual bonus under the 2008 Executive Team Incentive Plan remains unchanged at 25% of his salary for performance at 100% of Plan target. In addition, the Compensation Committee approved a monthly stipend of $3,833 to be paid to Mr. Gibson during such time as Mr. Gibson is acting Chief Financial Officer, to be prorated for partial months. Pursuant to its existing change of control/severance policy for executive officers, if the Company experiences a Change of Control and within 12 months thereafter Mr. Gibson's employment is terminated without Cause or he resigns for Good Reason, or if Mr. Gibson's employment by the Company is terminated without Cause or he resigns for Good Reason, then Mr. Gibson would be eligible to receive a cash payment representing 9 months' worth of his cash compensation and the Company's payment on his behalf of health insurance premiums under COBRA for 9 months after such a termination or resignation.

Other than as set forth above or previously publicly disclosed, the Company has not modified its employment or severance arrangements with any of the above executives. In addition, these executives continue to serve on an "at-will" basis.

Item 9.01.    Financial Statements and Exhibits

99.1    2008 Executive Team Incentive Plan

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LookSmart, Ltd.

Date: February 19, 2008	By:	/s/ Edward (Ted) West
Edward (Ted) West
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	2008 Executive Team Incentive Plan